Exhibit 99.1

GlobalSantaFe Corporation	15375 Memorial Drive	Houston, Texas 77079	Tel 281.925.6000	Fax 281.925.6450

GlobalSantaFe Announces Fourth Quarter and Full Year 2006 Earnings

Company Reports Record Quarterly and Annual Earnings

HOUSTON, Feb. 26, 2007 – GlobalSantaFe Corporation (NYSE: GSF) today reported fourth quarter 2006 net income of $349.4 million, or $1.48 per diluted share, on revenues of $950.6 million, compared with net income of $180.2 million, or 73 cents per diluted share, on revenues of $603.5 million in the fourth quarter of 2005. For the 12 months ended Dec. 31, 2006, the company reported record net income of $1.01 billion, or $4.13 per diluted share, on revenues of $3.31 billion, compared with net income of $423.1 million, or $1.73 per diluted share, on revenues of $2.26 billion in 2005.

Net income for the fourth quarter of 2006 includes an after-tax gain of $31.2 million, or 13 cents per diluted share, from the sale of the hurricane-damaged GSF Adriatic VII and an additional insurance recovery related to the rig, while net income for the fourth quarter of 2005 included an after-tax gain of $23.5 million, or 9 cents per diluted share, from the sale of the Glomar Robert F. Bauer drillship. The full year 2006 results include after-tax gains totaling $94.9 million, or 39 cents per diluted share, on proceeds related to the GSF Adriatic VII and GSF High Island III jackup rigs, which were severely damaged by Hurricane Rita, while the 2005 results included the gain on the sale of the drillship.

GlobalSantaFe continued to repurchase its stock during the fourth quarter under a $2 billion buyback program authorized by its board of directors on March 3, 2006. The company repurchased $1.1 billion of its shares through Dec. 31, 2006, including $300 million purchased during the fourth quarter.

“During 2006, we generated our highest net income in history while increasing our contract revenue backlog to nearly $11 billion,” said GlobalSantaFe President and CEO Jon Marshall. “Notwithstanding some recent softness in the Gulf of Mexico jackup market, we continue to benefit from the strength in international offshore drilling markets.”

Fourth Quarter 2006 Analysis

Fourth quarter 2006 net income benefited from an 87 percent increase in operating income to $370.6 million from $198.2 million in the fourth quarter of 2005, as well as a lower effective tax rate in the 2006 period. The increase in operating income primarily resulted from higher contract drilling dayrates in 2006. Average revenues per day from contract drilling increased 62 percent in the fourth quarter of 2006 to $144,300 from $89,200 in the fourth quarter of 2005. Average fleet utilization declined to 94 percent in the fourth quarter of 2006 from 98 percent in the fourth quarter of 2005, primarily because the company idled four of its jackup rigs in the U.S. Gulf of Mexico for upgrade and maintenance in preparation for their move to the Arabian Gulf to begin four-year contracts.

The combined drilling management services and oil and gas segments reported fourth quarter operating income of $21.9 million on revenues of $211.3 million, compared with operating income of $19.1 million on revenues of $136.5 million in the fourth quarter of 2005. The drilling management services segment reported a total of 22 turnkey projects in each of the two quarters.

Full Year 2006 Analysis

The significant improvement in 2006 net income was primarily driven by a 139 percent increase in operating income to $1.11 billion from $464.4 million in 2005 and also reflects a decline in the company’s effective tax rate to 10.0 percent in 2006 from 12.9 percent in 2005. The sharp rise in operating income was driven by higher contract drilling dayrates and improved deepwater fleet utilization and the previously mentioned gains related to the two jackup rigs damaged by Hurricane Rita. Operating income for 2005 included the gain on the drillship sale.

Average revenues per day from contract drilling increased 55 percent to $122,600 per rig in 2006, compared with $78,900 in the prior year. Average fleet utilization in 2006 was 95 percent, compared with 96 percent in 2005.

The combined drilling management services and oil and gas segments reported 2006 operating income of $38.8 million on revenues of $772.4 million, compared with operating income of $65.2 million on revenues of $623.3 million in 2005. The lower operating income reflects increased profit deferrals on turnkey wells in which GlobalSantaFe’s oil and gas segment held a working interest, as well as a $14.4 million loss on one turnkey project in 2006. During 2006, the drilling management services segment reported a total of 97 turnkey projects, compared with 99 in 2005. The oil and gas group participated in 34 of these projects in 2006, compared with 23 in 2005.

Conference Call

GlobalSantaFe will hold a conference call to discuss its 2006 fourth quarter and full-year financial results with financial analysts on Tuesday, Feb. 27, 2007, at 10 a.m. Central Standard Time (CST) / 11 a.m. Eastern Standard Time (EST). To listen on the live call by phone, dial 617-614-6205 and use reference code 60505229. To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

A recording of the call will be available for replay from 1 p.m. CST/ 2 p.m. EST on Feb. 27 through 12 a.m. CST/ 1 a.m. EST on March 13, 2007. To hear the replay by phone, dial 617-801-6888 and use reference code 63619953. To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the Investor Relations page of the GlobalSantaFe Web site in the form of this earnings release or other materials. To access this information online, go to http://www.globalsantafe.com and click on the “Investor Relations” link.

About GlobalSantaFe

GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, an ultra-deepwater semisubmersible is under construction and scheduled for delivery in early 2009. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
281-925-6441	281-925-6448

GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Contract drilling	$739.3	$467.0	$2,540.2	$1,640.2
Drilling management services	195.2	118.5	718.8	566.6
Oil and gas	16.1	18.0	53.6	56.7

Total revenues	950.6	603.5	3,312.6	2,263.5

Expenses:
Contract drilling	321.7	234.0	1,206.3	935.3
Drilling management services	182.8	112.2	707.2	535.3
Oil and gas	4.1	3.3	17.1	14.8
Depreciation, depletion and amortization	79.8	70.2	304.7	275.3
(Gain) loss on involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	(31.2)	(3.8)	(116.5)	6.2
Gain on sale of assets	—	(23.5)	—	(28.0)
General and administrative	22.8	12.9	84.0	60.2

Total operating expenses	580.0	405.3	2,202.8	1,799.1

Operating income	370.6	198.2	1,109.8	464.4

Other income (expense):
Interest expense	(9.6)	(8.9)	(37.0)	(41.3)
Interest capitalized	3.1	8.2	20.5	38.1
Interest income	3.8	7.5	23.5	22.7
Other	1.4	(1.4)	1.1	2.1

Total other income (expense)	(1.3)	5.4	8.1	21.6

Income before income taxes	369.3	203.6	1,117.9	486.0

Provision for income taxes:
Current tax provision	26.6	20.3	88.1	57.1
Deferred tax provision (benefit)	(6.7)	3.1	23.4	5.8

Total provision for income taxes	19.9	23.4	111.5	62.9

Net income	$349.4	$180.2	$1,006.4	$423.1

Earnings per ordinary share (Basic):	$1.50	$0.74	$4.19	$1.76

Earnings per ordinary share (Diluted):	$1.48	$0.73	$4.13	$1.73

Average ordinary shares:
Basic	232.6	243.6	240.1	240.9
Diluted	235.8	248.0	243.6	245.1

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	December 31, 2006	December 31, 2005

Current assets:
Cash and cash equivalents	$336.4	$562.6
Marketable securities	12.5	274.7
Accounts receivable, net of allowances	653.4	431.5
Accounts receivable from insurers	138.9	123.6
Prepaid expenses	68.8	39.6
Other current assets	23.7	37.5

Total current assets	1,233.7	1,469.5

Net properties	4,514.6	4,317.8
Goodwill	339.2	339.0
Deferred income tax assets	34.3	28.2
Other assets	98.4	67.6

Total assets	$6,220.2	$6,222.1

Current liabilities:
Accounts payable	$284.5	$236.3
Accrued liabilities	278.6	239.4

Total current liabilities	563.1	475.7

Long-term debt	623.9	550.6
Capital lease obligations	15.4	23.6
Deferred income tax liabilities	27.7	15.4
Other long-term liabilities	143.0	199.3

Shareholders’ equity:
Ordinary shares and additional paid-in capital	3,178.6	3,249.3
Retained earnings	1,764.1	1,779.2
Accumulated other comprehensive loss	(95.6)	(71.0)

Total shareholders’ equity	4,847.1	4,957.5

Total liabilities and shareholders’ equity	$6,220.2	$6,222.1

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Twelve Months Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$1,006.4	$423.1
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	304.7	275.3
Deferred income taxes	23.4	5.8
Stock-based compensation expense	38.0	4.3
(Gain) loss on involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	(116.5)	6.2
Gain on sale of assets	—	(28.0)
Increase in accounts receivable	(271.0)	(73.6)
Increase in prepaid expenses and other current assets	(15.4)	(22.8)
Increase in accounts payable	84.2	39.6
Increase (decrease) in accrued liabilities	47.6	(5.0)
Decrease in deferred revenues	(7.1)	(7.5)
Increase in other long-term liabilities	37.4	20.3
Payment of imputed interest on the Zero Coupon Bond Debentures	—	(56.3)
Contribution to defined benefit plans	(115.5)	—
Other, net	(30.8)	9.8

Net cash flow provided by operating activities	985.4	591.2

Cash flows from investing activities:
Capital expenditures	(546.5)	(411.0)
Proceeds from sales and disposals of properties and equipment	33.7	29.6
Purchases of available-for-sale marketable securities	(1,214.0)	(882.0)
Proceeds from sales of available-for-sale marketable securities	1,474.4	815.6
Cash received from insurance for involuntary conversion of long-lived assets	109.3	—
Other	2.7	—

Net cash flow used in investing activities	(140.4)	(447.8)

Cash flows from financing activities:
Dividend payments	(217.6)	(108.2)
Borrowings under credit facility	150.0	—
Payments on credit facility	(75.0)	—
Reductions of long-term debt	—	(300.3)
Excess tax deduction resulting from option exercises	7.4	—
Payments on capitalized lease obligations	(10.1)	(9.9)
Proceeds from issuance of ordinary shares	143.5	2,007.5
Payments for shares repurchased and retired	(1,068.6)	(1,776.6)
Other	(0.8)	—

Net cash flow used in financing activities	(1,071.2)	(187.5)

Decrease in cash and cash equivalents	(226.2)	(44.1)
Cash and cash equivalents at beginning of period	562.6	606.7

Cash and cash equivalents at end of period	$336.4	$562.6

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except average revenues per day)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Revenues:
Contract drilling (1)	$753.6	$480.9	$2,568.4	$1,664.5
Drilling management services	203.4	126.4	752.3	590.3
Oil and gas	16.1	18.0	53.6	56.7
Intersegment elimination	(22.5)	(21.8)	(61.7)	(48.0)

Total revenues	$950.6	$603.5	$3,312.6	$2,263.5

Operating income:
Contract drilling	$342.3	$166.9	$1,046.4	$445.3
Drilling management services	12.4	6.3	11.6	31.3
Oil and gas	9.5	12.8	27.2	33.9
Gain (loss) on involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	31.2	3.8	116.5	(6.2)
Gain on sale of assets	—	23.5	—	28.0
Corporate operating expenses	(24.8)	(15.1)	(91.9)	(67.9)

Total operating income	370.6	198.2	1,109.8	464.4
Interest income (expense), net	(2.7)	6.8	7.0	19.5
Other	1.4	(1.4)	1.1	2.1

Income before income taxes	$369.3	$203.6	$1,117.9	$486.0

Depreciation, depletion and amortization included in operating income:
Contract drilling	$75.3	$66.1	$287.5	$259.6
Drilling management	—	—	—	—
Oil and gas	2.5	1.9	9.3	8.0
Corporate	2.0	2.2	7.9	7.7

Total depreciation, depletion and amortization	$79.8	$70.2	$304.7	$275.3

Average rig utilization rate	94%	98%	95%	96%

Average revenues per day (2)	$144,300	$89,200	$122,600	$78,900
Turnkey wells drilled	16	17	70	80
Turnkey well completions	6	5	27	19

(1)	Expense reimbursements included in Contract drilling revenues and expenses totaled $21.5 million and $19.2 million for the three months ended December 31, 2006, and 2005, respectively, and $82.0 million and $67.4 million, respectively, for the twelve months ended December 31, 2006 and 2005. Operating income for these periods was not affected by these reimbursements.
(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of reimbursed expenses, of $21.8 million and $19.4 million, respectively, for the three months ended December 31, 2006 and 2005, respectively, and $83.1 million and $69.1 million, respectively, for the twelve months ended December 31, 2006 and 2005.